Exhibit 5.1

Ramat Gan, March 2, 2026
Similarweb Ltd.
33 Yitzhak Rabin Rd.,
Givatayim 5348303, Israel

RE: Registration on Form S-8

Ladies and Gentlemen:

We have acted as Israeli counsel to Similarweb Ltd., an Israeli company (the “Company”), in connection with its filing of a registration statement on Form S-8 on or about March 2, 2026 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of (i) 869,622 additional ordinary shares, par value NIS 0.01 per share (the “Ordinary Shares”) reserved for issuance under the Company’s 2021 Employee Share Purchase Plan (the “2021 ESPP”) resulting from an automatic increase as of January 1, 2026, and (ii) 4,348,110 Ordinary Shares, reserved for issuance under the Company’s 2021 Share Incentive Plan (the “2021 Plan” and together with the 2021 ESPP, the “Plans”) resulting from an automatic annual increase as of January 1, 2026.

In our capacity as counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s (i) Amended and Restated Articles of Association (the “Articles”), (ii) the Plans, (iii) resolutions of the Company’s board of directors (the “Board”), and (iv) other statements of corporate officers and other representatives of the Company and other documents provided to us by the Company as we have deemed necessary or appropriate as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies or facsimiles. As to any facts material to this opinion, to the extent that we did not independently establish relevant facts, we have relied on certificates of public officials and certificates of officers or other representatives of the Company. We have also assumed the truth of all facts communicated to us by the Company and that all consents, minutes and protocols of meetings of the Board, which have been provided to us, are true and accurate and prepared in accordance with the Articles and all applicable laws. In addition, we have assumed that the Company will receive the full consideration for the Ordinary Shares.

Exhibit 5.1
We are admitted to practice law in the State of Israel and the opinion expressed herein is expressly limited to the laws of the State of Israel.

On the basis of the foregoing, we are of the opinion that the Ordinary Shares being registered pursuant to the Registration Statement, when issued and paid for in accordance with the respective Plan, pursuant to agreements with respect to the respective Plan and, as the case may be, pursuant to the terms of the awards that have been or may be granted under the respective Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this opinion and such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Securities Act.

This opinion letter is rendered as of the date hereof and we disclaim any obligation to advise you of facts, circumstances, events or developments that may be brought to our attention after the effective date of the Registration Statement that may alter, affect or modify the opinions expressed herein.

Very truly yours,
/s/ Meitar Law Offices
Meitar | Law Offices